Exhibit 99.1

Sono-Tek Announces Fiscal Year 2024 Results with Record-Breaking Revenue and Record YOY Backlog

- Record net sales for fiscal year 2024 increased 31% -

- Net income increased 127% year over year -

-Provides Q1 and Full Fiscal Year 2025 Revenue Guidance-

-Backlog Increased to Year-over-Year Record High –

-Conference Call Thursday, May 23, 2024 at 9:30am EST –

MILTON, N.Y., May 23, 2024 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fourth quarter and fiscal year 2024, ended February 29, 2024 (“fiscal year 2024”).

Fiscal Year 2024 Highlights

•	Backlog at fiscal year-end on February 29, 2024, was $9.1 million, a 7% increase year over year, continuing a trend of strong backlog growth.
•	Record net sales for fiscal year 2024 increased 31% to $19.7 million from $15.1 million in the prior year.
•	Gross profit increased 29% to $9.8 million for fiscal year 2024 compared with $7.7 million for fiscal year 2023. The gross profit margin decreased slightly from 50.8% to 50% compared to the previous fiscal year due to product mix changes and recharacterization of expenses associated with evolving workforce roles, as successful development initiatives transition toward mainstream manufacturing.
•	Operating income increased 73% to $1.2 million compared with $683k in fiscal year 2023, due to increased gross profit offset by an increase in operating expenses.
•	Net income was $1.4 million compared to $636k in fiscal year 2023. The increase in net income in fiscal year 2024 is a result of an increase in operating income and interest and dividend income partially offset by an increase in operating expenses, an increase in income tax expense and the creation of a $138k reserve related to certain sales tax expenses.
•	Cash, cash equivalents and marketable securities increased to $11.8 million from $11.4 million on February 28, 2023, supplementing previous high level of liquidity, while Sono-Tek continues to be debt free.

First Quarter and Fiscal Year 2025 Guidance

•	Expects strong first quarter fiscal year 2025 revenue growth above 30%, against a weaker first quarter last year.
•	Projects 8% to 10% year-over-year revenue growth for fiscal year 2025, ending February 28, 2025, despite strong quarterly comparisons and record shipments in fiscal year 2024.

Dr. Christopher L. Coccio, Executive Chairman of Sono-Tek, commented, “Sono-Tek had its best year ever. In addition to our traditional markets, we continued our focus on three main areas of strong global growth: Microelectronics and semiconductors, Clean energy, including fuel cells, solar, and carbon capture, and Medical devices. All three of these areas are experiencing strong demand due to long-term societal needs, and they all benefit from Sono-Tek’s unique thin film coating technology and systems.”

Steve Harshbarger, CEO & President of Sono-Tek, remarked, “Our growth strategies are gaining significant momentum as we guide our customers from our R&D and pilot machines toward our complex large-scale production systems with elevated Average Selling Prices (ASP), ranging from $600,000 to well over $1,000,000. This represents an approximate fourfold ASP increase compared to our historical production and pilot volume systems. In fiscal year 2024, we achieved a milestone by successfully delivering and installing two high-volume, high-ASP, production systems, the highest number in a single year in Sono-Tek's history, significantly bolstering our fiscal 2024 revenue. As we look forward, we are thrilled to communicate another key milestone and record with an additional four high-volume, high-ASP production systems scheduled for delivery in fiscal year 2025, with expectations of continued orders for high ASP systems, some of which are anticipated to ship in fiscal year 2025. Furthermore, we anticipate sustaining this momentum with additional high ASP orders entering our fiscal year 2025 backlog for fiscal year 2026 delivery. With our strong balance sheet, we remain focused on solid execution and look forward to building on our record revenues.”

Fiscal 2024 Review		(Results compared with of fiscal 2023)
($ in thousands)
			Change
	FY 2024	FY 2023	$	%
Net Sales	$19,700	$15,058	$4,642	31%
Gross Profit	$9,845	$7,652	$2,193	29%
Gross Margin	50.0%	50.8%

Operating Income	$1,182	$683	$499	73%
Operating Margin	6%	4.54%

Net Income	$1,441	$636	$805	127%
Net Margin	7.3%	4.22%

Fourth Quarter Fiscal 2024 Review			(Results compared with the fourth quarter of fiscal 2023)
($ in thousands)
				Change
	FY 2024		FY 2023	$	%
Net Sales	$4,768		$3,657	$1,111	30%
Gross Profit	$2,341		$1,825	$516	28%
Gross Margin	49%		49%

Operating (Loss)/Income	$(12)		$21	$(33)	(157%	)
Operating Margin	(0.3%	)	0.6%

Net Income	$157		$63	$94	149%
Net Margin	3%		1.7%

Fiscal Year 2024 Financial Overview

Net sales in fiscal year 2024 increased 31% to $19.7 million compared with $15.1 million in fiscal year 2023.

By product, Multi-Axis Coating systems sales increased 48% to $10.1 million compared to fiscal year 2023. The increase in Multi-Axis Coating systems was propelled by heightened demand in the clean energy sector where they are commonly used. Integrated Coating System sales accelerated by 159%, or $1.8M, to $2.9M due to continued success with our newly developed float glass coating platform and by the debut and delivery of our first PLC-Based system, called project Altair. The first machine from Altair was directed to a key strategic partner within the solar energy market.

Following uncharacteristically high revenue for Printed Circuit Board “PCB” Fluxing systems for our fiscal year ended February 28, 2023, PCB Fluxing sales dipped by 39% for fiscal year 2024. Also, sales to our OEM Printed Circuit Board customers that integrate our ultrasonic nozzles into their own spray fluxers declined, causing OEM sales to decrease by 28%. We believe the slowdown in sales to the PCB spray fluxer market has returned to what is closer to our historical revenue norms. The dip in OEM sales was largely mitigated by a 17% increase in spare parts and service-related revenue, which is a growing revenue stream, categorized in the “Other” product category.

By market, sales to the Alternative/Clean Energy market recorded growth of 96% in fiscal year 2024, which were positively impacted by a growing number of our customers transitioning from our R&D systems to production scale systems that carry much higher average selling prices.

Electronics market revenue experienced a modest uptick in fiscal year 2024. This growth was strongly influenced by three significant orders totaling $497,000, from the semiconductor market. However, this positive momentum was partially tempered by a $455,000 decrease in sales from our PCB spray fluxers.

Medical sales rebounded strongly in the second half of fiscal year 2024 and ended with 13% growth over the prior year.

Industrial sales remained strong, showing growth of 48% for fiscal year 2024, influenced by shipments of two next-gen float glass coating systems totaling approximately $700,000, and the last two machines of a multi-system order to a US based customer for $432,000.

Geographically, in fiscal year 2024, approximately 55% of our sales were to US and Canadian customers. This is compared to 45% in fiscal year 2023. We continue to record strong sales from the U.S. and Canada, growing 60% for fiscal year 2024. This achievement can be attributed to various factors, including proactive governmental initiatives such as the CHIPS ACT and the Inflation Reduction Act. Additionally, the ongoing trend of onshoring for high-technology products has significantly bolstered our sales performance in these regions.

Asia sales remained flat for fiscal year 2024. While we experienced robust sales from the clean energy sector in India, South Korea and Singapore, sales in China continued a downward trajectory amidst the uncertain economic landscape prevailing in the region.

In Latin America, we encountered a discernible sales decline of 21%, representing a reduction of $325,000. This decrease can be largely attributed to the sluggish performance in the spray fluxer segment, a market segment commonly associated with our customer base in this region.

In fiscal 2024, EMEA sales experienced a notable surge, marking a 26% increase equivalent to $885,000. This upward trajectory was driven by robust sales in Ireland, where we secured orders and shipments for two unique machines catering to separate customers within the medical sector. These systems are designed for the specialized coating of customized implantable devices, reflecting our commitment to innovation in thin film coatings on next gen healthcare devices. Furthermore, Germany had continued sales growth of our electrolysis membrane coating systems, impacted by government initiatives aimed at fostering expansion of the clean energy sector.

Equipment related backlog at February 29, 2024 reached a historical fiscal year end high of $9.1 million compared to backlog at February 28, 2023 of $8.5 million, an increase of 7%. The increase is due to continued strong orders in the second, third and fourth quarters of fiscal year 2024 from the clean energy sector.

Gross profit increased $2,193,000, or 29% to $9,845,000 for fiscal year 2024 compared with $7,652,000 in fiscal year 2023. Gross profit margin decreased to 50.0% for fiscal year 2024, compared to 50.8% for fiscal year 2023.

In fiscal year 2024, the decrease in gross profit margin is due to increased indirect production salaries, an increase in transportation expenses, increased installation costs and increased warranty costs. In fiscal year 2023, our warranty costs were lower than expected. Warranty costs fluctuate year to year and are a function of product mix. In addition, our gross profit margin decreased due to the reallocation and recharacterization of specific labor expenses from the engineering department to cost of goods sold.

Operating income increased $499,000 or 73%, to $1,182,000 in fiscal year 2024 compared with $683,000 for the prior fiscal year. In fiscal year 2024, the increase in operating margin is a result of an increase in revenue and gross profit offset by an increase in operating expenses. Operating margin for fiscal year 2024 increased to 6% compared with 5% in the prior fiscal year. As a percentage of net sales, operating expenses decreased 200 basis points to 44% in fiscal year 2024 compared with 46% in fiscal year 2023.

Net income increased $805,000 or 127%, to $1,441,000 for fiscal year 2024 compared with $636,000 for the prior fiscal year. The increase in net income in fiscal year 2024 is a result of an increase in operating income and interest and dividend income partially offset by an increase in operating expenses, an increase in income tax expense and the creation of a $138,000 reserve related to certain sales tax expenses. On a per share basis, earnings were $0.09 compared with $0.04 for the prior year period. Diluted weighted average shares outstanding totaled 15,774,007 compared to 15,769,499 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash, cash equivalents and marketable securities at February 29, 2024 were $11.8 million, an increase of $0.4 million from February 28, 2023. At February 29, 2024, the Company had no debt on its balance sheet.

In fiscal year 2024, capital expenditures amounted to $0.8 million. Approximately $350,000 of this total was allocated toward substantial enhancements in our IT infrastructure, focusing on network upgrades, cybersecurity fortification, and expanding server capacity. Additionally, investments were made in the expansion of our New York facility to support current and projected growth initiatives.

Conference Call Information

Sono-Tek will hold a conference call to discuss its fourth quarter and fiscal 2024 yearend financial results today, Thursday, May 23rd, 2024 at 9:30am EST.

To participate, please call 1-844-481-2752 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

Webcast Information

A simultaneous webcast of the call may be accessed through the Company's website at Events & Presentations | Sono-Tek or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Msi7H3Uz

A replay of the call will be available at 1 (877) 344-7529, access code 1597648, through May 30, 2024. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's bold venture into the clean energy sector is showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications as we shape a sustainable future.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services ensures unparalleled results for our clients and helps some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including inflationary pressures; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the recovery of the the Microelectronics, Medical and Alternative Energy markets; the imposition of tariffs; the continued strong sales of the multi-axis coatings systems; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems at higher average selling prices; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Kirin Smith

PCG Advisory

Ph: (646) 823-8656

ksmith@pcgadvisory.com

http://www.sono-tek.com

-	Tables Follow –

SONO-TEK CORPORATION

CONSOLIDATED BALANCE SHEETS

	February 29, 2024	February 28, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$2,134,786	$3,354,601
Marketable securities	9,711,351	8,090,000
Accounts receivable (less allowance of $12,225)	1,470,711	1,633,866
Inventories	5,221,980	3,242,909
Prepaid expenses and other current assets	207,738	254,046
Total current assets	18,746,566	16,575,422

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,832,156	2,624,996
Intangible assets, net	47,566	57,202
Deferred tax asset	1,255,977	667,098

TOTAL ASSETS	$23,132,265	$20,174,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,049,742	$810,863
Accrued expenses	1,739,478	1,427,446
Customer deposits	3,419,706	2,838,165
Income taxes payable	414,807	381,421
Total current liabilities	6,623,733	5,457,895

Deferred tax liability	229,534	82,865

Total Liabilities	6,853,267	5,540,760

Commitments and Contingencies (Note 13)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,750,880 and 15,742,073 issued and outstanding as of February 29, 2024, and February 28, 2023, respectively	157,509	157,421
Additional paid-in capital	9,770,387	9,566,898
Accumulated earnings	6,351,102	4,909,639

Total stockholders’ equity	16,278,998	14,633,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,132,265	$20,174,178

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
	February 29, 2024	February 28, 2023

Net Sales	$19,699,886	$15,058,203
Cost of Goods Sold	9,855,311	7,406,196
Gross Profit	9,844,575	7,652,007

Operating Expenses
Research and product development	2,885,773	2,149,525
Marketing and selling	3,695,870	3,169,730
General and administrative	2,080,447	1,649,761
Total Operating Expenses	8,662,090	6,969,016

Operating Income	1,182,485	682,991

Other Income (Expense):
Interest and Dividend Income	529,735	140,042
Net unrealized gain/(loss) on marketable securities	32,360	(33,119)
Income before Income Taxes	1,744,580	789,914

Income Tax Expense	303,117	154,009

Net Income	$1,441,463	$635,905

Basic Earnings Per Share	$0.09	$0.04

Diluted Earnings Per Share	$0.09	$0.04

Weighted Average Shares – Basic	15,743,763	15,735,451
Weighted Average Shares – Diluted	15,774,007	15,769,499

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	February 29, 2024	February 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,441,463	$635,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	597,166	510,868
Stock based compensation expense	203,577	256,740
Accounts receivable reserve	—	(43,898)
Inventory reserve	47,875	4,864
Unrealized (gain) loss on marketable securities	(32,360)	33,119
Deferred tax asset, net	(442,210)	(512,337)
(Increase) Decrease in:
Accounts receivable	163,155	(497,463)
Inventories	(2,026,946)	(874,531)
Prepaid expenses and other assets	46,308	69,258
(Decrease) Increase in:
Accounts payable	238,879	126,352
Accrued expenses	312,032	(376,582)
Customer deposits	581,541	1,670,197
Income taxes payable	33,386	322,547
Net Cash Provided by Operating Activities	1,163,866	1,325,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(794,690)	(555,867)
Sale of marketable securities	20,237,051	14,329,159
Purchase of marketable securities	(21,826,042)	(16,584,288)
Net Cash Used In Investing Activities	(2,383,681)	(2,810,996)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,219,815)	(1,485,957)

CASH AND CASH EQUIVALENTS:
Beginning of year	3,354,601	4,840,558
End of year	$2,134,786	$3,354,601

Supplemental Cash Flow Disclosure:
Interest Paid	$—	$—
Income Taxes Paid	$712,092	$363,590

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

Product Sales:

	Twelve Months Ended
	February 29,	% of	February 28,	% of	Change
	2024	Total	2023	total	$	%
Fluxing Systems	$724,000	4%	$1,179,000	8%	$(455,000)	(39%	)
Integrated Coating Systems	2,889,000	14%	1,114,000	7%	1,775,000	159%
Multi-Axis Coating Systems	10,075,000	51%	6,785,000	45%	3,290,000	48%
OEM Systems	1,533,000	8%	2,144,000	14%	(611,000)	(28%	)
Other	4,479,000	23%	3,836,000	26%	643,000	17%
TOTAL	$19,700,000		$15,058,000		$4,642,000	31%

Market Sales:

	Twelve Months Ended
	February 29,	% of	February 28,	% of	Change
	2024	Total	2023	total	$	%
Electronics/Microelectronics	$5,602,000	29%	$5,509,000	37%	$93,000	2%
Medical	4,180,000	21%	3,702,000	25%	478,000	13%
Alternative Energy	5,997,000	30%	3,060,000	20%	2,937,000	96%
Emerging R&D and Other	315,000	2%	347,000	2%	(32,000)	(9%	)
Industrial	3,606,000	18%	2,440,000	16%	1,166,000	48%
TOTAL	$19,700,000		$15,058,000		$4,642,000	31%

Geographic Sales:

	Twelve Months Ended
	February 29,	February 28,	Change
	2024	2023	$	%
U.S. & Canada	$10,878,000	$6,804,000	$4,074,000	60%
Asia Pacific (APAC)	3,268,000	3,260,000	8,000	0%
Europe, Middle East, Asia (EMEA)	4,333,000	3,448,000	885,000	26%
Latin America	1,221,000	1,546,000	(325,000)	(21%	)
TOTAL	$19,700,000	$15,058,000	$4,642,000	31%